EXHIBIT 99.1

Grace News

Media Relations	Investor Relations
Andrea Greenan	Susette Smith
T + 1 410.531.4391	T + 1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

COLUMBIA, Maryland, February 2, 2009 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the fourth quarter and year ended December 31, 2008. Highlights are as follows:

•                  Sales for the fourth quarter were $768.4 million compared with $803.7 million in the prior year quarter, a 4.4% decrease (0.8% decrease before the effects of currency translation).  The sales decrease was attributable primarily to lower volumes and unfavorable currency translation, partially offset by higher selling prices in both operating segments.  Price increases yielded approximately $55 million in the fourth quarter, increasing sales by 6.8% over the prior year quarter.  Sales were down 1.4% in North America and 15.0% in Europe Africa, and up 6.3% in Asia Pacific and 23.2% in Latin America.

•                  Net income for the fourth quarter was $43.4 million, or $0.60 per diluted share, compared with net income of $37.2 million, or $0.52 per diluted share, in the prior year quarter. The fourth quarter 2008 and 2007 results were negatively affected by Chapter 11 expenses, litigation and other matters not related to core operations.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, net income would have been $25.0 million for the fourth quarter of 2008 compared with $27.4 million calculated on the same basis for the prior year quarter, an 8.8% decrease.

•                  Pre-tax income from core operations was $47.4 million in the fourth quarter compared with $54.9 million in the prior year quarter, a 13.7% decrease.  Inflation on raw materials (excluding molybdenum and other metals) and energy costs totaled approximately $53 million in the fourth quarter, increasing costs approximately 19% when compared with the prior year quarter.

•                  Sales for the year ended December 31, 2008 were $3,317.0 million compared with $3,115.2 million for the prior year, a 6.5% increase (3.5% increase before the effects of currency translation).  Net income for the year ended December 31, 2008 was $121.5 million, or $1.68 per diluted share, compared with $88.8 million, or $1.24 per diluted share for the prior year.  Excluding Chapter 11 expenses, the loss on noncore activities, and their tax effects, net income would have been $169.5 million for the year ended December 31, 2008 compared with $151.3 million calculated on the same basis for the prior year, a 12.0% increase.  Pre-tax income from core operations was $299.7 million for the year ended December 31, 2008, up 0.8% from the prior year.  Price increases totaled approximately $150 million in the year ended December 31, 2008, increasing sales approximately 4.8% when compared with the prior year.  Inflation on raw materials (excluding metals) and energy costs totaled approximately $160 million in the year ended December 31, 2008, increasing costs approximately 15% when compared with the prior year.

 “We are proud of the way we executed in a difficult operating environment this quarter,” said Fred Festa, Grace’s Chairman, President and Chief Executive Officer.  “We tightened our operations, reduced working capital, and added $135 million of cash to our balance sheet. We’ve become leaner, more agile, and better positioned for changing market conditions – without sacrificing our ability to deliver the value our customers expect from us.”

In response to lower customer demand during the fourth quarter, production at over 50 Grace plants worldwide was stopped or slowed and raw materials purchases were significantly reduced.  As a result of these actions and ongoing cash productivity initiatives, net working capital decreased by $132 million during the quarter.

The Company is cautious in its outlook for customer demand in 2009, and will continue its focus on reducing working capital and maximizing cash productivity.  In addition, cost reduction actions expected to be completed in the first half of 2009 are targeted to save $22 to $30 million in operating costs. Together with cost reduction actions completed in

2008, these actions are expected to produce over $40 million of annualized cost savings by 2010.  Grace expects a pre-tax charge of approximately $17 million related to identified 2009 actions.

CORE OPERATIONS

Grace Davison

Fourth quarter sales for the Grace Davison operating segment, which includes specialty catalysts and materials used in a wide range of industrial applications, were $507.0 million, down 3.6% from the prior year quarter.  Sales of this operating segment are reported by product group as follows:

•                  Refining Technologies – sales of catalysts and chemical additives used by petroleum refineries were $271.1 million in the fourth quarter, up 1.9% from the prior year quarter.  Fourth quarter sales in the product group were primarily affected by the favorable impact of price increases in FCC and hydroprocessing catalysts.  However, sales volumes of hydroprocessing catalysts in the fourth quarter of 2008 were down compared to the prior year quarter due to uneven order patterns.

•                  Materials Technologies – sales of engineered materials, coatings and sealants used in numerous industrial, consumer and packaging applications were $146.5 million in the fourth quarter, down 10.8% from the prior year quarter.  Fourth quarter sales in the product group were unfavorably affected by lower customer demand, partially offset by improved pricing.  Sales were also unfavorably affected by foreign currency translation.

•                  Specialty Technologies – sales of highly specialized catalysts and materials used in unique or proprietary applications and markets were $89.4 million in the fourth quarter, down 6.5% from the prior year quarter.  Improved pricing in the product group was more than offset by lower demand and by unfavorable foreign currency translation.

Pre-tax operating income of Grace Davison for the fourth quarter was $45.9 million compared with $52.2 million in the prior year quarter, a 12.1% decrease.  Pricing actions initiated in the third quarter across all product groups yielded significant benefits in the fourth quarter.  However, pre-tax operating income for the fourth quarter was negatively affected by continued high raw material costs and lower customer demand.  Operating margin was 9.1% compared with 9.9% in the prior year quarter.

Molybdenum is a key raw material in Grace Davison’s ART hydroprocessing catalysts.  Generally, the cost of molybdenum is passed through to customers.   However, during the fourth quarter, molybdenum prices decreased so rapidly and significantly that the actual amounts paid by Grace for molybdenum were not fully passed through, primarily due to the timing of molybdenum purchases and finished product sales.  Margins in the fourth quarter were unfavorably affected.  The unfavorable effect is expected to continue in the first quarter of 2009.

Sales of the Grace Davison operating segment for the year ended December 31, 2008 were $2,168.6 million, up 7.9% over the prior year.  Full year pre-tax operating income was $255.7 million, a 1.8% increase over the prior year, with operating margins at 11.8%, compared with 12.5% for the prior year.  Full year operating margins were adversely affected by raw material cost inflation.

Grace Construction Products

Fourth quarter sales for the Grace Construction Products operating segment, which includes specialty chemicals and building materials used in commercial, infrastructure and residential construction, were $261.4 million, down 5.9% from the prior year quarter. Sales in the fourth quarter were unfavorably affected by the market slowdowns in North America and Western Europe and by foreign currency translation, partly offset by higher selling prices in all major geographic regions and product lines.  Sales of this operating segment are reported by geographic region as follows:

•                  Americas – sales of products to customers in North, Central and South America were $134.7 million in the fourth quarter, down 6.9% from the prior year quarter.  Lower sales of construction chemicals and building materials were partly offset by the favorable impact of pricing actions across all product lines in the region.  Fourth quarter sales were down 8.4% in North America and were up 6.4% in Latin America, when compared with the prior year quarter.

•                  Europe – sales of products to customers in Eastern and Western Europe, the Middle East, Africa and India were $90.0 million in the fourth quarter, down 7.2% from the prior year quarter.  Revenues were unfavorably affected by the weakening of European currencies against the U.S. dollar.  Growth in the Middle East and Eastern Europe, mainly driven by sales of building materials, was more than offset by weakness in Western Europe, where continued housing market corrections as well as a steep decline in commercial construction unfavorably affected fourth quarter sales.

•                  Asia – sales of products to customers in Asia (excluding India), Australia and New Zealand were $36.7 million in the fourth quarter, up 1.7% from the prior year quarter.  Revenues were favorably affected by volume growth and by price increases, but were unfavorably affected by currency translation.

Pre-tax operating income of Grace Construction Products for the fourth quarter was $26.0 million compared with $31.5 million for the prior year quarter, a 17.5% decrease.  Price increases and operating expense controls partly offset the unfavorable impact of higher raw material costs and lower volumes. Operating margin in the fourth quarter was 9.9%, compared with 11.3% in the prior year quarter.

Sales of the Grace Construction Products operating segment for the year ended December 31, 2008 were $1,148.4 million, up 3.8% over the prior year.  Pre-tax operating income for the year ended December 31, 2008 was $140.9 million compared with $149.3 million for the prior year, a 5.6% decrease, reflecting weakness in the U.S. and European construction markets and raw material cost inflation.  Operating margin of 12.3% for the year ended December 31, 2008 was down 1.2 percentage points compared with the prior year.

Corporate Operating Costs

Corporate costs related to core operations were $24.5 million in the fourth quarter of 2008 compared with $28.8 million in the prior year quarter, a decrease of 14.9%, and $96.9 million for the full year compared with $103.3 million in 2007, a decrease of 6.2%.  The decrease in full year corporate operating costs was primarily attributable to lower employment-related costs.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) includes events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $10.5 million in the fourth quarter of 2008 compared with a loss of $19.1 million in the prior year quarter, and $57.7 million for the full year 2008 compared with $58.6 million in 2007.

Pre-tax loss from noncore activities has been significantly affected by defense costs for the criminal proceeding relating to Grace’s former operations in Montana, which were approximately $15 million for the fourth quarter of 2008 and $32 million for the full year 2008.  The trial is scheduled to begin on February 19, 2009 and is expected to last at least three months.  Pursuant to instructions issued by the U.S. District Court for the District of Montana, Grace is prohibited from making any public comments about the proceeding.

INTEREST AND INCOME TAXES

Interest expense was $11.4 million for the quarter ended December 31, 2008, compared with $15.0 million for the comparable period in 2007, and $54.2 million for the full year 2008 compared with $72.1 million in 2007. The change in interest expense is attributable to reductions in the prime rate and reduced interest accruals for certain pre-petition environmental obligations. The annualized weighted average interest rate on pre-petition obligations for the quarter was 4.2%.

Income taxes are recorded at a global effective rate of approximately 31% before considering the effects of certain non-deductible Chapter 11 expenses, changes in uncertain tax positions and other discrete adjustments.  Income taxes related to foreign jurisdictions are generally paid in cash, while Grace expects taxable income in the United States will be offset by available tax deductions.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.–Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in order to resolve Grace’s asbestos-related liabilities.

On September 19, 2008, Grace filed a Joint Plan of Reorganization (as since amended, the “Plan”) as well as several associated documents, including a disclosure statement, with the Bankruptcy Court. The Official Committee of Asbestos Personal Injury Claimants, the Representative for Future Asbestos Personal Injury Claimants, and the Official Committee of Equity Security Holders are co-proponents of the Plan.  The committee representing general unsecured creditors and the Official Committee of Asbestos Property Damage Claimants are not co-proponents of the Plan.  The Plan is consistent with the terms of the previously announced settlements of Grace’s asbestos personal injury liability and claims related to its former attic insulation product, and requires the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which all present and future asbestos-related claims would be channeled.  The Bankruptcy Court has issued a case management order providing for a final hearing on the disclosure statement on March 9, 2009, and confirmation hearings on the Plan in June and September, 2009.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process.  Grace has not revised its accounting to reflect the asbestos personal injury settlement, the attic insulation settlement, or the filing of the Plan.  The resolution of Grace’s asbestos-related liabilities and other unresolved claims under the Plan would result in allowable claims that differ from amounts recorded as part of liabilities subject to compromise as of December 31, 2008.  Grace expects to adjust its recorded asbestos-related liability as material conditions to the Plan are satisfied.  Such adjustments may be material to Grace’s consolidated financial position and results of operations.

Expenses related to Grace’s Chapter 11 proceedings, net of filing entity interest income, were $17.4 million in the fourth quarter compared with $23.7 million in the prior year quarter.

CASH FLOW AND LIQUIDITY

Grace’s net cash used for operating activities for the year ended December 31, 2008 was $0.1 million compared with net cash provided by operating activities of $88.2 million for the prior year period. The change in net cash flow from operating activities was primarily attributable to a payment of $250 million related to the previously announced settlement of environmental claims relating to Grace’s former operations in Libby, Montana, which was partly offset by improvements in working capital of $123 million.  Net cash used for investing activities was $31.1 million for the year ended December 31, 2008.

At December 31, 2008, Grace had available liquidity of approximately $714.8 million, consisting of $460.1 million in cash and cash equivalents, $21.6 million in short-term investment securities, $67.2 million in net cash value of life insurance policies, approximately $65.0 million of available credit under various non-U.S. credit facilities and approximately $100.9 million of available credit under its $165.0 million debtor-in-possession (“DIP”) facility.  Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings until a plan of reorganization is confirmed and Grace emerges from bankruptcy.    Grace is exploring sources of new financing of up to $1.5 billion to fund the Plan.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. With annual sales of more than $3.3 billion, Grace has about 6,300 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues” or similar expressions.  For these statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace is subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, the availability of financing for Grace’s proposed plan of reorganization, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials and energy, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
In millions, except per share amounts	2008	2007	2008	2007

Net sales	$768.4	$803.7	$3,317.0	$3,115.2

Cost of goods sold	561.5	563.2	2,338.7	2,127.9
Selling, general and administrative expenses	147.8	168.8	595.0	600.6
Research and development expenses	19.3	21.7	82.7	79.5
Defined benefit pension expense	14.4	13.7	56.8	52.6
Interest expense and related financing costs	11.4	15.0	54.2	72.1
Provision for environmental remediation	5.8	5.0	14.6	17.0
Chapter 11 expenses, net of interest income	17.4	23.7	65.8	86.4
Other (income) expense, net	(22.0)	(12.5)	(32.0)	(33.1)
	755.6	798.6	3,175.8	3,003.0
Income before income taxes and minority interest	12.8	5.1	141.2	112.2
Benefit from (provision for) income taxes	34.6	37.8	(4.3)	1.1
Minority interest in consolidated entities	(4.0)	(5.7)	(15.4)	(24.5)
Net income	$43.4	$37.2	$121.5	$88.8

Basic earnings per share:
Net income	$0.60	$0.53	$1.69	$1.27
Weighted average number of basic shares	72.2	70.6	72.0	70.1

Diluted earnings per share:
Net income	$0.60	$0.52	$1.68	$1.24
Weighted average number of diluted shares	72.4	72.1	72.5	71.6

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Annual Report on Form 10-K. Any changes will be reflected in the Form 10-K and promptly disclosed publicly, if material.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding	Three Months Ended		Twelve Months Ended
Noncore Activities and Chapter 11 Expenses, net (Unaudited)	December 31, 2008		December 31, 2008
In millions	2008	2007	2008	2007

Net income	$43.4	$37.2	$121.5	$88.8
Adjustments:
Pre-tax loss from noncore activities	10.5	19.1	57.7	58.6
Chapter 11 expenses, net	17.4	23.7	65.8	86.4
Tax effects of noncore and Chapter 11 items	(46.3)	(52.6)	(75.5)	(82.5)
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$25.0	$27.4	$169.5	$151.3

Note: Net income excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co. and Subsidiaries

Consolidated Analysis of Continuing Operations (unaudited)

	Three Months Ended					Twelve Months Ended
	December 31,					December 31,
In millions	2008	2007	$ Change	% Change		2008	2007	$ Change	% Change
Net Sales:
Grace Davison	$507.0	$525.9	$(18.9)	(3.6)%		$2,168.6	$2,009.2	$159.4	7.9%
Refining Technologies	271.1	266.1	5.0	1.9%		1,099.1	971.1	128.0	13.2%
Materials Technologies	146.5	164.2	(17.7)	(10.8)%		694.8	663.5	31.3	4.7%
Specialty Technologies	89.4	95.6	(6.2)	(6.5)%		374.7	374.6	0.1	0.0%

Grace Construction Products	261.4	277.8	(16.4)	(5.9)%		1,148.4	1,106.0	42.4	3.8%
Americas	134.7	144.7	(10.0)	(6.9)%		595.0	587.1	7.9	1.3%
Europe	90.0	97.0	(7.0)	(7.2)%		407.1	380.6	26.5	7.0%
Asia	36.7	36.1	0.6	1.7%		146.3	138.3	8.0	5.8%
Total Grace net sales	$768.4	$803.7	$(35.3)	(4.4)%		$3,317.0	$3,115.2	$201.8	6.5%
Pre-tax operating income:
Grace Davison	$45.9	$52.2	$(6.3)	(12.1)%		$255.7	$251.2	$4.5	1.8%
Grace Construction Products	26.0	31.5	(5.5)	(17.5)%		140.9	149.3	(8.4)	(5.6)%
Corporate costs	(24.5)	(28.8)	4.3	14.9%		(96.9)	(103.3)	6.4	6.2%
Pre-tax income from core operations (a)	47.4	54.9	(7.5)	(13.7)%		299.7	297.2	2.5	0.8%
Pre-tax loss from noncore activities (a)	(10.5)	(19.1)	8.6	45.0%		(57.7)	(58.6)	0.9	1.5%
Interest expense	(11.4)	(15.0)	3.6	24.0%		(54.2)	(72.1)	17.9	24.8%
Interest income	0.7	2.3	(1.6)	(69.6)%		3.8	7.6	(3.8)	(50.0)%
Income before Chapter 11 expenses and income taxes	26.2	23.1	3.1	13.4%		191.6	174.1	17.5	10.1%
Chapter 11 expenses, net of interest income	(17.4)	(23.7)	6.3	26.6%		(65.8)	(86.4)	20.6	23.8%
Benefit from (provision for) income taxes	34.6	37.8	(3.2)	(8.5)%		(4.3)	1.1	(5.4)	NM

Net income	$43.4	$37.2	$6.2	16.7%		$121.5	$88.8	$32.7	36.8%

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales:
Grace Davison	9.1%	9.9%	NM	(0.8	) pts	11.8%	12.5%	NM	(0.7	) pts
Grace Construction Products	9.9%	11.3%	NM	(1.4	) pts	12.3%	13.5%	NM	(1.2	) pts
Total Core Operations	6.2%	6.8%	NM	(0.6	) pts	9.0%	9.5%	NM	(0.5	) pts
Total Core Operations adjusted for profit sharing of joint ventures (b)	6.7%	7.5%	NM	(0.8	) pts	9.5%	10.3%	NM	(0.8	) pts

Pre-tax income from core operations before depreciation and amortization (a)	$75.3	$84.8	$(9.5)	(11.2)%		$418.4	$410.6	$7.8	1.9%
As a percentage of sales	9.8%	10.6%	NM	(0.8	) pts	12.6%	13.2%	NM	(0.6	) pts
Depreciation and amortization	$27.9	$29.9	$2.0	6.7%		$118.7	$113.4	$(5.3)	(4.7)%

Gross profit percentage (sales less cost of goods sold as a percent of sales) (c):
Grace Davison	24.4%	27.4%	NM	(3.0	) pts	27.2%	29.3%	NM	(2.1	) pts
Grace Construction Products	32.2%	35.0%	NM	(2.8	) pts	34.5%	36.5%	NM	(2.0	) pts
Total Grace	26.9%	29.9%	NM	(3.0	) pts	29.5%	31.7%	NM	(2.2	) pts
Net Sales by Region:
North America	$283.9	$287.8	$(3.9)	(1.4)%		$1,179.7	$1,114.9	$64.8	5.8%
Europe Africa	290.9	342.3	(51.4)	(15.0)%		1,320.1	1,295.7	24.4	1.9%
Asia Pacific	127.8	120.2	7.6	6.3%		582.9	502.5	80.4	16.0%
Latin America	65.8	53.4	12.4	23.2%		234.3	202.1	32.2	15.9%
	$768.4	$803.7	$(35.3)	(4.4)%		$3,317.0	$3,115.2	$201.8	6.5%

Note (a): In the above chart, as well as the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Construction Products and the cost of corporate activities that directly or indirectly support business operations.  In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products. Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions. Pre-tax income from core operations, pre-tax loss from noncore activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered as an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interest expense.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM – Not Meaningful

W. R. Grace & Co. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Twelve Months Ended
	December 31,
In millions	2008	2007
Operating Activities

Net income	$121.5	$88.8
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	118.7	113.4
Chapter 11 expenses, net of interest income	65.8	86.4
Provision for (benefit from) income taxes	4.3	(1.1)
Income taxes paid, net of refunds	(42.4)	(51.1)
Minority interest in consolidated entities	15.4	24.5
Dividends paid to minority interests in consolidated entities	(13.4)	(12.0)
Interest accrued on pre-petition liabilities subject to compromise	49.4	70.9
Net (gain) loss on sales of investments and disposals of assets	(14.1)	(1.9)
Defined benefit pension expense	56.8	52.6
Payments under defined benefit pension arrangements	(67.7)	(105.7)
Net payments under postretirement benefit plans	(6.6)	(5.0)
Net income from life insurance policies	(3.0)	(5.4)
Provision for uncollectible receivables	2.2	(0.4)
Provision for environmental remediation	14.6	17.0
Expenditures for environmental remediation	(4.9)	(9.5)
Expenditures for retained obligations of divested businesses	(1.1)	(1.0)
Changes in assets and liabilities, excluding effect of foreign currency translation:
Working capital items (trade accounts receivable, inventories, and accounts payable)	56.2	(67.1)
Other accruals and non-cash items	(30.5)	(2.8)
Net cash provided by operating activities before Chapter 11 expenses and settlements	321.2	190.6
Cash paid to resolve contingencies subject to Chapter 11	(252.0)	(10.3)
Chapter 11 expenses paid	(69.3)	(92.1)
Net cash provided by (used for) operating activities	(0.1)	88.2
Investing Activities
Capital expenditures	(132.2)	(136.9)
Investments in short-term debt securities	—	(124.7)
Proceeds from sales of investment securities	70.7	—
Cash proceeds from sale of business	—	21.8
Purchase of equity investment	(4.0)	(6.3)
Businesses acquired, net of cash acquired	—	(5.5)
Proceeds from termination of life insurance policies	12.7	14.8
Net investment in life insurance policies	(0.1)	(1.2)
Proceeds from sale of investments and disposal of assets	21.8	31.1
Net cash used for investing activities	(31.1)	(206.9)
Financing Activities
Proceeds from (repayments of) life insurance policy loans	—	(0.1)
Net (repayments) borrowings under credit arrangements	6.7	8.3
Fees paid under debtor-in-possession credit facility	(2.3)	(2.6)
Proceeds from exercise of stock options	11.3	40.1
Net cash provided by (used for) financing activities	15.7	45.7
Effect of currency exchange rate changes on cash and cash equivalents	(4.9)	17.2
Increase (decrease) in cash and cash equivalents	(20.4)	(55.8)
Cash and cash equivalents, beginning of period	480.5	536.3
Cash and cash equivalents, end of period	$460.1	$480.5

W. R. Grace & Co. and Subsidiaries

Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
In millions	2008	2007

ASSETS
Current Assets
Cash and cash equivalents	$460.1	$480.5
Investment securities	21.6	98.3
Cash value of life insurance policies, net of policy loans	67.2	77.1
Trade accounts receivable, less allowance of $5.0 (2007- $5.2)	462.6	500.6
Inventories	354.8	362.9
Deferred income taxes	45.8	37.7
Other current assets	86.1	80.8
Total Current Assets	1,498.2	1,637.9

Properties and equipment, net	710.6	706.1
Goodwill	117.1	122.3
Deferred income taxes	851.7	747.5
Asbestos-related insurance	500.0	500.0
Overfunded defined benefit pension plans	48.6	54.1
Other assets	149.3	140.5
Total Assets	$3,875.5	$3,908.4

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$11.2	$4.7
Accounts payable	230.4	191.3
Other current liabilities	291.5	299.0
Total Current Liabilities	533.1	495.0

Debt payable after one year	0.6	0.3
Deferred income taxes	7.1	32.7
Minority interest in consolidated entities	73.1	73.2
Underfunded defined benefit pension plans	392.3	169.1
Unfunded defined benefit pension plans	136.7	137.9
Other liabilities	46.6	46.2
Total Liabilities Not Subject to Compromise	1,189.5	954.4

Liabilities Subject to Compromise
Pre-petition bank debt plus accrued interest	823.5	783.0
Drawn letters of credit plus accrued interest	30.0	26.9
Income tax contingencies	121.0	89.3
Asbestos-related contingencies	1,700.0	1,700.0
Environmental contingencies	152.2	394.7
Postretirement benefits	169.7	172.7
Other liabilities and accrued interest	116.5	137.0
Total Liabilities Subject to Compromise	3,112.9	3,303.6
Total Liabilities	4,302.4	4,258.0

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	436.6	431.5
Accumulated deficit	(246.6)	(368.1)
Treasury stock, at cost	(57.4)	(63.7)
Accumulated other comprehensive income (loss)	(560.3)	(350.1)
Total Shareholders’ Equity (Deficit)	(426.9)	(349.6)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,875.5	$3,908.4